                                 EXHIBIT 12.2
                          BANK OF BOSTON CORPORATION
  COMPUTATION OF SUPPLEMENTAL CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                       (Including Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (including interest on deposits) for the six months ended June 30, 1996 and 1995 and the five years ended December 31, 1995 were as follows:

                                          Six Months Ended June 30,       Years Ended December 31,
                                         ---------------------------     ----------------------------------------------------------
(Dollars in millions)
                                                 1996        1995          1995         1994         1993         1992         1991
                                                ------      ------        ------       ------       ------       ------       ------
Net income (loss)                            $    369    $    323      $    678     $    542     $    367     $    338    $    (103)
Extraordinary items, net of tax                                                            7                       (73)          (8)
Cumulative effect of changes
 in accounting principles, net of tax                                                                 (24)
Income tax expense (benefit)                      263         264           529          422          262          190          (51)
                                                -----       -----         -----        -----        -----        -----        -----
   Pretax earnings (loss)                         632         587         1,207          971          605          455         (162)
                                                -----       -----         -----        -----        -----        -----        -----

Fixed charges:
   Portion of rental expense
   (net of sublease rental
   income) which approximates
   the interest factor                             20          18            38           35           36           37           39

Interest on borrowed funds                        460         531         1,079        1,038          384          352          386

Interest  on deposits                             846         883         1,791        1,301        1,177        1,640        2,202
                                                -----       -----         -----        -----        -----        -----        -----

      Total fixed charges                       1,326       1,432         2,908        2,374        1,597        2,029        2,627
                                                -----       -----         -----        -----        -----        -----        -----

Earnings (for ratio calculation)             $  1,958    $  2,019      $  4,115     $  3,345     $  2,202     $  2,484    $   2,465
                                                =====       =====         =====        =====        =====        =====        =====

Total fixed charges                          $  1,326    $  1,432      $  2,908     $  2,374     $  1,597     $  2,029    $   2,627
                                                =====       =====         =====        =====        =====        =====        =====

Ratio of earnings to fixed
 charges                                         1.48        1.41          1.42         1.41         1.38         1.22          .94
                                             ========    ========      ========     ========     ========     ========    =========

For purposes of computing the consolidated ratio of earnings to fixed charges "earnings" represent income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. For the year ended December 31, 1991, earnings were insufficient to cover fixed charges. Additional earnings necessary to bring the ratio of earnings to fixed charges to a one-to-one basis are $162 million.